Exhibit 21

Subsidiaries of Bremer Financial Corporation

Name  of Subsidiaries and State or Other Jurisdiction of Incorporation as of
March 22, 2006:

State of Minnesota:

Bremer Business Finance Corporation Bremer Financial Services, Inc. Bremer Insurance Agencies, Inc.

State of Connecticut:

Bremer Statutory Trust I

State of Delaware:

Bremer Capital Trust I

State of Arizona:

Bremer Life Insurance Company

United States (National Bank Act):

Bremer Bank, National Association (Alexandria, MN)
Bremer Bank, National Association (Brainerd, MN)
Bremer Bank, National Association (Fargo, ND)
Bremer Bank, National Association (Grand Forks, ND)
Bremer Bank, National Association (International Falls, MN)
Bremer Bank, National Association (Menomonie, WI)
Bremer Bank, National Association (St. Cloud, MN)
Bremer Bank, National Association (South Saint Paul, MN)
Bremer Bank, National Association (Willmar, MN)
Bremer Trust, National Association